Exhibit 99.2

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director - Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Wireless, Inc. Announces Pricing of $1 Billion 6 5/8% Senior Notes Due 2020

DALLAS (November 5, 2010) – MetroPCS Communications, Inc. (NYSE: PCS) announced today that its indirect wholly-owned subsidiary, MetroPCS Wireless, Inc. (“Wireless”), has priced a public offering of $1 billion aggregate principal amount of 6 5/8% Senior Notes due 2020 (the “Notes”). The Notes are being offered pursuant to an effective shelf registration statement and accompanying prospectus, including the related prospectus supplement, on file with the Securities and Exchange Commission (the “SEC”). The offering is scheduled to close on November 17, 2010, subject to satisfaction of customary closing conditions.

Wireless intends to use the net proceeds from this Offering to redeem all outstanding aggregate principal amount of its existing 9 1/4% Senior Notes due 2014 at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date, and for general corporate purposes.

This announcement shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of the Notes will be made only by means of the prospectus and related prospectus supplement. A copy of the prospectus and prospectus supplement relating to the offering of the Notes may be obtained by contacting J.P. Morgan Securities LLC at 383 Madison Ave, 3rd Floor, New York, NY 10179; (212) 270-3994.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no annual contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served and has access to licenses covering a population of approximately 146 million people in many of the largest metropolitan areas in the United States. As of September 30, 2010, MetroPCS had approximately 7.9 million subscribers.

Forward-Looking Statements

This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this release that are not statements of historical fact, including statements about our beliefs, opinions and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include statements relating to our current intention to call or redeem the 9  1/4% Senior Notes due 2014, possible or assumed future results of operations, and statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs, outcomes of litigation and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements, are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the closing of our Notes;

•	the highly competitive nature of our industry;

•	our ability to maintain our cost structure;

•	our and our competitors’ current and planned promotions, marketing and sales initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•	the current economic environment in the United States and the state of the capital markets;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to meet the demands and expectations of our customers, to maintain adequate customer care and manage our churn rate;

•	our ability to achieve planned growth and churn rates;

•	our ability to manage our growth, train additional personnel and maintain our financial and disclosure controls and procedures;

•	our ability to secure the necessary products, services, applications, content, and network infrastructure equipment;

•	the rapid technological changes in our industry and the ability of our suppliers to develop and provide us with technological developments we need to remain competitive;

•	our ability to secure spectrum, or secure it at acceptable prices or terms, when we need it;

•	our ability to respond to technology changes, and to maintain and upgrade our networks and business systems;

•	our deployment of new technologies such as LTE in our networks and its success and our ability to offer new services using such new technology;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation affecting our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	our reliance on third parties to provide distribution, products, software and services that are integral to our business;

•	the performance of our suppliers and other third parties on whom we rely; and

•

other factors described or referenced from time to time in our annual report on Form 10-K, for the year ended December 31, 2009 filed on March 1, 2010, as well as subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC’s website http://www.sec.gov.

The forward-looking statements speak only as to the date made, are based on current expectations, and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. and Wireless are not obligated to, and not undertake a duty to, update any forward-looking statement to reflect events after the date of this release, except as required by law. The results for any period may not be reflective of results for any other period or results for any quarter or quarters may not be reflective of full fiscal year results.